Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
8/23/06	Investors:
Mary Kay Shaw, 630/623-7559
Media:
Walt Riker, 630/623-7318
Anna Rozenich, 630/623-7316

MIKE ROBERTS RESIGNS AS McDONALD’S PRESIDENT & COO;

RALPH ALVAREZ SUCCEEDS ROBERTS AS PRESIDENT & COO;

DON THOMPSON NAMED PRESIDENT OF McDONALD’S USA

OAK BROOK, IL – Jim Skinner, Chief Executive Officer of McDonald’s Corporation, today announced that Mike Roberts, President and Chief Operating Officer of McDonald’s, has decided to resign.

Skinner also announced that effective immediately Ralph Alvarez, President of McDonald’s North America, will succeed Roberts as President and Chief Operating Officer, McDonald’s Corporation, and that Don Thompson, Executive Vice President and Chief Operations Officer, McDonald’s USA, has been named President, McDonald’s USA.

“We all owe Mike a tremendous debt of gratitude,” said Skinner. “Because of his leadership, our system is stronger and more aligned than ever.”

In announcing his resignation, Roberts said in a message to the McDonald’s system: “It has been my absolute highest honor to serve this company, the Board of Directors, Jim and the entire management team for 29 incredible years.

“As I think back over the years, I’m fortunate to have been part of so many defining moments – most recently our renaissance, which began in the U.S. in 2002 and is now occurring all around the world. This renaissance is only possible because of the relationships we’ve nurtured and grown. I thank our owner/operators, who determine our ultimate success, for your trust and faith in me and for your presence in the restaurants. I thank our suppliers for your unending drive for quality and innovation along with your enduring commitment to all of us. And, I thank the thousands of employees I’ve met for a passion and dedication that is contagious.”

Ralph Alvarez, 51, takes over as President and Chief Operating Officer of McDonald’s Corporation after 12 years with the system. Most recently, he has led the continued momentum of McDonald’s U.S. business, which has produced 40 consecutive months of positive same-store sales.

In naming Alvarez to his new position, Skinner said, “I have tremendous confidence in Ralph’s ability and look forward to working closely with him as we continue to evolve the business through our unwavering focus on our Plan to Win. Ralph has an exemplary track record in both our domestic and international businesses. He is a tremendous leader and team player.”

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In accepting his new assignment, Alvarez said, “There is no greater brand than McDonald’s, and I am honored and humbled to serve as McDonald’s President and Chief Operating Officer. “

Alvarez said, “I am delighted that my partner Don Thompson will lead the U.S. business. The future of the McDonald’s system has never been brighter, and I look forward to partnering with Jim Skinner and learning from his 35 years of experience as we work to make our system even stronger.”

Alvarez began his career with McDonald’s in 1994 after a distinguished career in the quick service restaurant industry. Prior to his current position as President of McDonald’s North America, where he is responsible for 15,000 restaurants in the U.S. and Canada, Alvarez served as President of McDonald’s USA. Prior to this, he was Chief Operations Officer, McDonald’s USA, and before that, President of the Central Division for McDonald’s USA.

Alvarez also served as president of McDonald’s Mexico, and as Regional Director for Chipotle Mexican Grill.

Alvarez earned a bachelor’s degree in Business Administration from the University of Miami in Florida. He and his wife have two adult children.

Don Thompson, 43, began his career with McDonald’s in 1990 as a Restaurant Systems Engineer.

In his role as Executive Vice President and Chief Operations Officer for McDonald’s USA, he was responsible for restaurant operations in the U.S., with more than 13,800 restaurants in three divisions, along with the Restaurant Systems, U.S. Support, and Strategy and Planning functions.

Previously, Thompson served as Executive Vice President and Innovation Orchestration Leader, McDonald’s Restaurant Solutions Group. In this capacity, he and his team were responsible for McDonald’s innovation pipeline.

Prior to this position, he served as President, West Division, McDonald’s USA, where he was responsible for the six geographic regions in the western United States, covering 16 states.

Thompson earned a Bachelor of Science degree in Electrical Engineering from Purdue University. He and his wife have two children.

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Ralph Alvarez, President and Chief Operating Officer

McDonald’s Corporation

Ralph Alvarez, is President and Chief Operating Officer, McDonald’s Corporation.

Most recently, Alvarez, 51, served as President, McDonald’s North America. In this role, he was responsible for more than 15,000 McDonald’s restaurants in the U.S. and Canada.

Before this responsibility, Alvarez served as President, McDonald’s U.S.A.

Prior to being named President, McDonald’s U.S.A., he was Chief Operations Officer of McDonald’s U.S.A and President, Central Division, for McDonald’s U.S.A.

In addition, he served as President of McDonald’s Mexico.

Prior to that, he served as Regional Director for Chipotle Mexican Grill.

Alvarez joined McDonald’s in 1994 after a lengthy career in the restaurant industry.

He earned a bachelor’s degree in Business Administration from the University of Miami in Florida in 1976.

He is married with two grown children.

Don Thompson, President, McDonald’s USA

Don Thompson is President of McDonald’s USA.

Thompson, 43, began his career with McDonald’s in 1990 as a Restaurant Systems Engineer.

Most recently, he served as Executive Vice President and Chief Operations Officer for McDonald’s USA. In this role, he was responsible for restaurant operations in the U.S. with more than 13,800 restaurants in three divisions along with the Restaurant Systems, U.S. Support, and Strategy and Planning functions.

Previously, Thompson served as Executive Vice President and Innovation Orchestration Leader, McDonald’s Restaurant Solutions Group. In this capacity, he and his team were responsible for McDonald’s innovation pipeline.

Prior to this post, he served as President, West Division, McDonald’s USA, where he was responsible for the six geographic regions in the western United States covering 16 states.

Thompson earned a Bachelor of Science degree in Electrical Engineering from Purdue University.

He and his wife have two children.

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